Exhibit 5.1
[LETTERHEAD OF VORYS, SATER, SEYMOUR AND PEASE LLP]
February 8, 2006
R. G. Barry Corporation
13405 Yarmouth Road, N.W.
Pickerington, Ohio 43147
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on February 8, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 750,000 common shares of R. G. Barry Corporation (the “Company”), par value $1.00 per share, including Series I Junior Participating Class A Preferred Share Purchase Rights (the “Common Shares”), which may be issued pursuant to the R. G. Barry Corporation 2005 Long-Term Incentive Plan (the “Plan”). As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of the Common Shares pursuant to the Plan.
We have reviewed such documents, records and matters of law as we have deemed necessary for purposes of this opinion letter. Based on such review, it is our opinion that, when issued and sold (and consideration received therefor) in the manner described in, and pursuant to, the provisions of the Plan and the agreement that accompanies each grant under the Plan, and in accordance with the Registration Statement, the Common Shares will be legally and validly issued, fully-paid and non-assessable.
This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the Common Shares issuable under the Plan.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ VORYS, SATER, SEYMOUR AND PEASE LLP

VORYS, SATER, SEYMOUR AND PEASE LLP